UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

COHEN & COMPANY INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Master Transaction Agreement

On July 29, 2010, a Master Transaction Agreement (the “MTA”) was entered into by and among Cohen & Company Inc., a Maryland corporation (“Cohen”), Cohen & Company Financial Management, LLC, a Delaware limited liability company and a subsidiary of Cohen (“Seller”), and ATP Management LLC, a Delaware limited liability company (“ATP”).

Sale of Assets

Seller has agreed to sell, assign and transfer to ATP all right, title and interest in the Collateral Management Agreements and Collateral Administration Agreements for: Alesco Preferred Funding I, Ltd., Alesco Preferred Funding II, Ltd., Alesco Preferred Funding III, Ltd., Alesco Preferred Funding IV, Ltd., Alesco Preferred Funding V, Ltd., Alesco Preferred Funding VI, Ltd., Alesco Preferred Funding VII, Ltd., Alesco Preferred Funding VIII, Ltd., Alesco Preferred Funding IX, Ltd., Alesco Preferred Funding X, Ltd., Alesco Preferred Funding XI, Ltd., Alesco Preferred Funding XII, Ltd., Alesco Preferred Funding XIII, Ltd., Alesco Preferred Funding XIV, Ltd., Alesco Preferred Funding XV, Ltd., Alesco Preferred Funding XVI, Ltd. and Alesco Preferred Funding XVII, Ltd. (each a “CDO Agreement” and together, the “CDO Agreements”), and the source code and software necessary for ATP to establish and maintain an investor reporting website for CDO Agreements which are assigned to ATP and a database for each CDO Agreement which is assigned to ATP containing historical financial information and underlying asset information (together with the CDO Agreements, the “Assigned Assets”).

The MTA contemplates multiple closings (each a “Closing”) and the initial Closing occurred simultaneously with the execution of the MTA (the “Initial Closing”). At the Initial Closing, Seller transferred all rights, title and interest in the Collateral Management Agreements and Collateral Administration Agreements for: Alesco Preferred Funding X, Ltd., Alesco Preferred Funding XI, Ltd., Alesco Preferred Funding XII, Ltd., Alesco Preferred Funding XIII, Ltd., Alesco Preferred Funding XIV, Ltd., Alesco Preferred Funding XV, Ltd., Alesco Preferred Funding XVI, Ltd. and Alesco Preferred Funding XVII, Ltd. (each CDO Agreement assigned at the Initial Closing and any subsequent Closing, an “Assigned CDO Agreement” and together, the “Assigned CDO Agreements”).

ATP has agreed to assume the obligations of the Seller under the Assigned CDO Agreements to the extent such liabilities, obligations and commitments relate to the period from and after the Closing of such Assigned CDO Agreement (the “Assumed Liabilities”). Seller has agreed to retain the liabilities, obligations and commitments of the Seller arising under the Assigned CDO Agreements with respect to any period prior to the Closing of such Assigned CDO Agreement (the “Retained Liabilities”).

Payment of Purchase Price

Base Purchase Price. The aggregate base purchase price for the Assigned Assets is $9.5 million (the “Aggregate Base Purchase Price”). The Aggregate Base Purchase Price has been allocated among the Assigned Assets by CDO Agreement. At the Initial Closing, $5.4 million was paid as the Base Purchase Price for the Assigned CDO Agreements.

Allocation of Fees Payable Pursuant to Assigned CDO Agreements. Seller has retained all management fees in connection with the Assigned CDO Agreements that were paid prior to February 23, 2010 and one-half of the management fees accrued but not yet paid prior to February 23, 2010 (the “Retained Management Fees”). At the Initial Closing, approximately $450,000 was allocated to the Seller for the Assigned CDO Agreements as Retained Management Fees.

Contingent Payments. Seller is entitled to additional consideration for the Assigned Assets to the extent collection of management fees by ATP for the Assigned CDO Agreements during the agreed upon period exceed an agreed upon amount. Seller and ATP agreed to certain management fee thresholds calculated by CDO Agreement (the “Base Case Revenues”), which is to be measured in the following seven (7) twelve month periods (each a “Measuring Period”): February 23, 2010 through February 23, 2011 (the “First Measurement Period”; February 24, 2011 through February 23, 2012 (the “Second Measurement Period”); February 24, 2012 through February 23, 2013 (the “Third Measurement Period”); February 24, 2013 through February 23, 2014 (the “Fourth Measurement Period”); February 24, 2014 through February 23, 2015 (the “Fifth Measurement Period”); February 24, 2015 through February 23, 2016 (the “Sixth Measurement Period”) ; and February 24, 2016 through February 23, 2017 (the “Seventh Measurement Period”). Seller is entitled to 50% of Excess Base Case Revenues (the “Earnout Payment”). The term “Excess Base Case Revenues” means the aggregate of all revenues from the Assigned CDO Agreements, earned and actually received by ATP, less amounts payable to certain sub advisors, that exceed the following thresholds (the “Excess Base Case Revenue Thresholds”): (i) $7,816,646 during the First Measurement Period, (ii) $6,095,257 during the Second Measurement Period, (iii) $5,563,272 during the Third Measurement Period, (iv) $5,381,459 during the Fourth Measurement Period, (v) $5,206,200 during the Fifth Measurement Period, (vi) $5,050,266 during the Sixth Measurement Period, and (vii) $4,892,388 during the Seventh Measurement Period. Exhibit 99.1 to this Form 8-K sets forth an allocation of the Excess Base Case Revenue Thresholds among the CDO Agreements. The Excess Base Case Revenue Thresholds above are to be adjusted downward for CDO Agreements that are not sold, assigned and transferred pursuant to the MTA as of the applicable Measurement Period, and the adjustment will be equal to the dollar amount allocated to such CDO Agreements on Exhibit 99.1 hereto. The Retained Management Fees are included in the calculation of Excess Base Case Revenues.

Seller is entitled to a non-refundable estimated payment of the Earnout Payments. For each three month period during each Measurement Period (each three month period, an “Earnout Quarter”), ATP is required to determine the amount, if any, of the aggregate of all revenues from the Assigned CDO Agreements, earned and actually received by ATP, less amounts payable to certain sub advisors that exceed the quarterly thresholds listed on Exhibit 99.1 hereto, which thresholds are to be adjusted downward for CDO Agreements that are not sold, assigned and transferred pursuant to the MTA as of the applicable Earnout Quarter, and the adjustments will be equal to the dollar amounts allocated to such CDO Agreements as listed on Exhibit 99.1 hereto (the “Quarterly Excess”). ATP is required to pay 75% of such Quarterly Excess to Seller.

ATP is entitled to retain 25% of each estimated Earnout Payment (the “Holdback Amount”). The Holdback Amount is subject to offset. No later than 90 days following February 23, 2017, ATP is required to pay Seller the Holdback Amount less any offset. ATP is entitled to offset the Holdback amount by (i) the amount by which the aggregate Estimated Payments exceed the aggregate Earnout Payment for all Measuring Periods, and (ii) the Prepayment Penalty (as defined below). ATP and Seller have identified certain banks (the “Regulated Banks”) who have issued identified notes which are included as assets in the transactions underlying the CDO Agreements (the “Applicable Notes”). If at any time after February 23, 2013 and prior to February 23, 2017, the Regulated Banks prepay the Applicable Notes, ATP may be entitled to an offset against the Holdback Amount. The amount of the offset is to be calculated in accordance with an agreed upon schedule for each of the Applicable Notes (the “Prepayment Penalty”). Seller is entitled to a credit against the Prepayment Penalty of $500,000, as adjusted (the “Credit”). The Holdback Amount is subject to an offset equal to the Prepayment Penalty less any applicable Credit.

Representations, Warranties, Covenants and Closing Conditions for Subsequent Closings

Under the MTA, Cohen, Seller and ATP have made, or are subject to, standard representations, warranties, restrictions and covenants. With respect to any subsequent Closing for a CDO Agreement, such Closing is subject to the satisfaction of standard closing conditions, including, but not limited to, obtaining the required consents to transfer such CDO Agreement and that neither Cohen, Seller or ATP has experienced a material adverse affect on its ability to perform its obligations under the MTA.

Termination

After the Initial Closing, the MTA may be terminated insofar as it relates to any transactions contemplated and any subsequent Closings may be abandoned:

•	by mutual written consent of Seller, Cohen and ATP;

•

by ATP in writing if (i) Seller or Cohen shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the MTA which breach or failure to perform (A) would give rise to the failure of a condition to Closing, and (B) cannot be or has not been cured on or prior to the applicable End Date (defined below); provided, however, that ATP is not then in breach of any of its covenants or agreements contained in the MTA, or (ii) if, as of any date, an event or condition shall have occurred which would have made specified representation of the Seller or Cohen fail to be true and correct if such representation were made as of such date (instead of, as set forth therein, as of the date of the MTA);

•

by the Seller and Cohen in writing if ATP shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the MTA, which breach or failure to perform (i) would give rise to the failure of a condition to Closing, and (ii) cannot be or has not been cured on or prior to the applicable End Date; provided, however, that neither the Seller nor Cohen is then in breach of any of its covenants or agreements contained in the MTA; or

•

by the Seller and Cohen or ATP, (A) if, subsequent to the Initial Closing, a Closing or Closings relating to an aggregate of 50% of the Assigned Assets does not occur by August 31, 2010 (or, such later date as may be agreed to in writing by ATP acting in good faith not later than August 31, 2010, or such later date as may be agreed to in writing by the Seller and ATP), or (C) October 1, 2010, or such later date as may be agreed to in writing by Seller and ATP (each such date, as applicable, an “End Date”); provided, however, that no party shall be entitled to terminate the MTA pursuant to this clause if the failure to consummate the applicable Closing is a result of such party’s material breach of the MTA.

Indemnification

The Seller and Cohen jointly and severally agreed to indemnify, defend and hold harmless ATP and its affiliates and all of their respective officers, managers, directors, members, partners, employees, agents, successors and assigns (the “ATP Indemnified Persons”) from and against any losses actually incurred by such ATP Indemnified Persons arising out of or resulting from (i) any breach by the Seller or Cohen of any representation or warranty of the Seller contained in the MTA or any other contract executed by the parties in connection with the transaction contemplated by the MTA, (ii) any breach by the Seller or Cohen of any covenant contained in the MTA or any other contract executed by the parties in connection with the transactions contemplated by the MTA, (iii) any related Retained Liabilities or (iv) the issuer under the respective CDO Agreement (the “Issuer”) (A) having income that is effectively connected with the conduct of a trade or business within the United States for U.S. federal income tax purposes, (B) being subject to United States federal income tax under Section 882(a) of the Code, or a branch tax under Section 884 of the Code or (C) reporting any item of income on any tax return that would be treated as effectively connected with the conduct of a trade or business of the Issuer in the United States for U.S. federal income tax purposes.

ATP agreed to indemnify, defend and hold harmless the Seller, Cohen and their respective affiliates and all of their respective officers, managers, directors, shareholders, members, partners, trustees, employees, agents, successors and assigns (the “Seller Indemnified Persons”) from and against any losses actually incurred by the Seller Indemnified Persons arising out of or resulting from (i) any breach by ATP of any representation or warranty of ATP contained in the MTA, (ii) any breach by ATP of any covenant contained in the MTA or any other contract executed by the parties in connection with the related transactions or (iii) any related Assumed Liabilities.

Services Agreement

On July 29, 2010, a Services Agreement (the “Services Agreement”) was entered into by and between Seller and ATP, pursuant to which Seller is required to provide certain services to ATP. In exchange, ATP is required to pay Seller up to $23.0 million ($13.6 million for the Alesco X through XVII securitizations, and up to $9.4 million for the Alesco I through IX securitizations if the corresponding CDO Agreements become Assigned CDO Agreements) over a term of approximately three (3) years. ATP has agreed to escrow the service fees payable as the applicable CDO Agreements are sold.

Service Provider Reports

No later than twenty-five (25) days following the last business day of each quarter during the term, beginning on the date of the Services Agreement and ending on the earlier of (i) February 22, 2013 or (ii) the date on which the Services Agreement is terminated according to its terms (the “Term”), for each of certain identified indentures in the Services Agreement (the “Indentures”), the Seller is required to prepare and deliver a Collateral Overview Report to ATP.

No later than ninety (90) days following the last business day of each quarter during the Term, for each Assigned CDO Agreement, the Seller is required to prepare and deliver a Score for Collateral Debt Securities Report and a Securities Watch List Report to ATP. The Collateral Overview Report, the Score for Collateral Debt Securities Report and the Securities Watch List Report are collectively referred to as the “Reports”.

Fees

In consideration of Seller’s preparation and delivery of the Reports, on the final day of each month during the Term, Seller is to be paid a service fee which amount is to be released from escrow by TD Bank, N.A. (the “Escrow Agent”), on behalf of ATP. The service fee is to be calculated based upon the CDO Agreements which become Assigned CDO Agreement as follows:

CDO Agreement	Monthly Service Fee

Alesco X	$79,656
Alesco XI	$52,654
Alesco XII	$53,924
Alesco XIII	$35,768
Alesco XIV	$59,429

Alesco XV	$42,641
Alesco XVI	$39,260
Alesco XVII	$14,953
Total	$378,285

CDO Agreement	Monthly Service Fee

Alesco I	$13,956
Alesco II	$14,951
Alesco III	$14,475
Alesco IV	$26,465
Alesco V	$25,224
Alesco VI	$44,030
Alesco VII	$21,615
Alesco VIII	$48,262
Alesco IX	$51,626

Expenses

Seller is responsible for all the expenses of preparing the Reports, except that, to the extent such expenses are reimbursable according to the terms set forth in the CDO Agreements, ATP is required to seek such reimbursement from the Issuer for such expenses, and ATP is required to instruct the trustee under the respective CDO Agreement (the “Trustee”) to reimburse Seller accordingly.

Representations, Warranties and Covenants

Under the Services Agreement, Seller and ATP have made, or are subject to, standard representations, warranties, restrictions and covenants.

Indemnity

Seller assumes no responsibility under the Services Agreement other than to prepare and deliver the Reports in accordance with the terms thereof. Moreover, Seller is not liable to the CM Indemnified Persons (as defined below) for any expenses, losses, fines, damages, demands, charges, judgments, assessments, costs or other liabilities or claims of any nature whatsoever (collectively, “Liabilities”) incurred by ATP that arise out of or in connection with Seller’s preparation and delivery of the Reports or for any acts or omissions by Seller or any affiliate thereof under or in connection with the Services Agreement, except (i) by reason of acts or omissions of an Advisor Indemnified Person (as defined below) constituting bad faith, willful misconduct, gross negligence or reckless disregard in the preparation and delivery of the Reports, (ii) by reason of a violation of applicable law, (iii) by reason of any failure to timely prepare and deliver the Reports, for any reason, (iv) by reason of a breach of its representations, warranties or covenants in the Services Agreement or (v) by reason of any action by an Advisor Indemnified Person that is not required to be performed or permitted under the terms of the Services Agreement (the occurrences of the events described in subsections (i) through (v) above are collectively referred to as “Service Provider Breaches”).

In addition, the CM Indemnified Persons are not liable to the Advisor Indemnified Persons for any Liabilities incurred by Seller that arise out of or in connection with any action by an Advisor

Indemnified Person that is not required to be performed or permitted under the terms of the Services Agreement.

ATP is required to defend, indemnify and hold harmless Seller and each of its affiliates and all of their respective officers, managers, directors, members, partners, employees, agents, successors and assigns thereof (the “Advisor Indemnified Persons”) from and against any Liabilities, and is required to promptly reimburse Seller or each affiliate thereof for all reasonable fees and expenses with respect to any pending or threatened litigation caused by, arising out of or in connection with (i) any liability or any act or omission of ATP under the CDO Agreements or the Indentures with respect to any period after the date of the Services Agreement, or (ii) any action taken by, or any failure to act by, Seller or any affiliate thereof.

Seller is required to defend, indemnify and hold harmless ATP and each of its affiliates (the “CM Indemnified Persons”) from and against any Liabilities, and is required to promptly reimburse ATP or each affiliate thereof for all reasonable fees and expenses with respect to any pending or threatened litigation caused by, arising out of or in connection with a Service Provider Breach or an action by an Advisor Indemnified Person that is not required to be performed or permitted under the terms of the Services Agreement.

Term and Termination

The Services Agreement remains in force and effect until the earlier of (i) February 22, 2013, and (ii) the termination of the Services Agreement as set forth below.

The Services Agreement may be terminated by ATP upon a Final Determination (as defined in the Services Agreement) of Cause. For purposes of determining “Cause”, such term means a material breach by Seller of its obligations to deliver the Reports, which breach remains uncured for a period of thirty (30) days following its receipt of written notice from ATP detailing such breach.

If a Final Determination has been made that “Cause” exists and the Services Agreement is terminated by ATP, ATP is required to deliver written instructions to the Escrow Agent, along with a copy of the Final Determination, directing that the Escrow Fund (as defined in the Services Agreement) be delivered to ATP.

Credit Facility

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 29, 2010, Dekania Investors, LLC, a Delaware limited liability company and a subsidiary of Cohen (“Dekania”), entered into a new $14.6 million secured credit facility (the “Credit Facility”) with TD Bank, N.A. (“TD Bank”). The Credit Facility expires in September 2012, and replaces a previous $30 million revolving credit facility that Cohen Brothers, LLC, another subsidiary of Cohen (“Cohen

Brothers”), was a party to with TD Bank that was due to expire on May 31, 2011. Proceeds of the Credit Facility will be used to finance working capital requirements and for general corporate purposes.

The Credit Facility is comprised of $13.3 million of term loan capacity and a maximum of $1.3 million for the issuances of letters of credit. On July 30, 2010, the term loan was drawn in the amount of $9.3 million (the “First Draw”). The second portion of the term loan will be drawn in an amount up to $4.0 million (the “Second Draw”) upon the sale, if required consents are obtained, by Seller of the CDO Agreements that were not sold at the Initial Closing. To the extent there is a partial sale of these CDO Agreements, the $4.0 million draw will be reduced in accordance with the terms of the Credit Facility. TD Bank will not be required to fund the Second Draw if it is not made by September 30, 2010.

With respect to the First Draw, Dekania is required, commencing on September 30, 2010, to make seven consecutive quarterly principal payments in the amount of $1,162,000. In the event Dekania obtains the Second Draw, Dekania is required, commencing on December 31, 2010, to make six consecutive quarterly principal payments in the amount of $400,000, which amount will be reduced in accordance with the terms of the Credit Facility in the event of partial sales of the CDO Agreements that were not sold at the Initial Closing. All unpaid principal and interest with respect to the First Draw and the Second Draw will be due and payable on September 30, 2012.

The First Draw and the Second Draw bear interest, at Dekania’s option, at either: (1) the adjusted LIBOR rate (as defined in the Credit Facility), plus 4.5% (the “LIBOR Rate”); provided, that the adjusted LIBOR is at least 1.5%, or (2) a base rate (as defined in the Credit Facility), plus 2.75%.

Dekania will pay a fee on the face amount of each letter of credit issued equal to (1) 4.5%, (2) a fronting fee of 0.25% on the face amount of the letter of credit issued, and (3) the customary issuance fees. TD Bank charged an upfront fee for the Credit Facility of $250,000, and Cohen Brothers was required to pay TD Bank $450,000 to terminate the previous credit facility.

As a result of the Credit Facility and the related security and pledge agreements, Cohen continues to grant TD Bank a security interest in substantially all of its assets and substantially all of its remaining asset management agreements with the exception of certain of its investments that are currently classified as investments-trading, held in subsidiaries that do not guarantee the Credit Facility.

The Credit Facility includes standard events of default, representations, warranties, restrictions and covenants, including financial covenants that we are required to maintain, such as (1) a minimum net worth; (2) a minimum consolidated cash flow to debt service coverage ratio; (3) a minimum consolidated cash flow to debt service and distribution coverage ratio and (4) a maximum funded debt to consolidated cash flow ratio.

Item 8.01 Other Events

On July 29, 2010, Cohen issued a press release announcing the commencement by Cohen & Company Securities, LLC, a Delaware limited liability company and a subsidiary of Cohen (“CCS”), of its offer (the “Offer”) to purchase all of the outstanding unsecured subordinated promissory notes (the “Notes”) issued by Cohen Brothers due June 20, 2013. The Notes have a current principal balance of $9.5 million, and interest is paid in cash at an annual rate equal to nine percent (9%) per annum and in kind, at an annual rate equal to three percent (3%) per annum. The Offer will expire at 11:59 p.m., New York City time, on August 26, 2010, unless extended or earlier if terminated by CCS. Holders of the Notes who validly tender, and do not validly withdraw, their Notes on or prior to the expiration date will receive $0.80 for each $1.00 principal amount of Notes tendered, plus eighty percent (80%) of accrued and unpaid in kind interest up to, but excluding, the payment date, plus one hundred percent (100%) of accrued and unpaid cash interest up to, but excluding, the payment date.

Subject to applicable law, CCS may amend, extend or waive conditions to, or terminate, the Offer. The Offer is not conditioned on a minimum principal amount of Notes being tendered. Cohen and CCS and their respective boards, employees and affiliates do not make any recommendation to any holder of the Notes whether to tender or refrain from tendering any or all of such holder’s Notes and none of them has authorized any person to make any such recommendation.

A copy of the press release announcing the Offer, the Credit Facility, and the transactions contemplated by the MTA and the Services Agreement is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1*	Allocation of Excess Base Case Revenue and Quarterly Thresholds.

99.2*	Press Release dated July 29, 2010 announcing strategic transactions.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

COHEN & COMPANY INC.

Date: August 4, 2010	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.
Executive Vice President, Chief Financial Officer and Treasurer